CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Aim Exploration Inc.

We consent to the use of our report dated May 31, 2012 with respect to the financial statements of Aim Exploration Inc. as of and for the periods ended August 31, 2011 and 2010, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Aim Exploration Inc. dated September 28, 2012.

 /s/ M&K CPAS, PLLC

 Houston, Texas

 October 1, 2012